Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS THIRD

QUARTER 2007 FINANCIAL RESULTS

SAN DIEGO, CA November 5, 2007 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the third quarter and nine months ended September 30, 2007.

ACADIA reported a net loss of $16.0 million, or $0.43 per common share, for the third quarter of 2007 compared to a net loss of $11.3 million, or $0.38 per common share, for the third quarter of 2006. For the nine months ended September 30, 2007, ACADIA reported a net loss of $39.4 million, or $1.14 per common share, compared to a net loss of $32.6 million, or $1.20 per common share, for the comparable period of 2006.

At September 30, 2007, ACADIA’s cash, cash equivalents, and investment securities totaled $141.0 million compared to $83.3 million at December 31, 2006. The increase in cash was primarily due to $96.1 million in net proceeds raised in a public offering of common stock, partially offset by cash used to fund ACADIA’s operations.

“The third quarter of 2007 was highlighted by continued progress with the ongoing trials in our advanced clinical programs, including the first pivotal trial in our Phase III program with pimavanserin for Parkinson’s disease psychosis and the Phase IIb trial with ACP-104 for schizophrenia,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “Meanwhile, having completed our full analysis of the data from our Phase II schizophrenia co-therapy trial with pimavanserin, we are excited to present these data at the December meeting of the American College of Neuropsychopharmacology. In addition, we will present these data and other information on our programs at ACADIA’s inaugural analyst/investor day, which we have scheduled immediately following this prestigious medical meeting.”

Revenues totaled $2.0 million for the third quarter of 2007 compared to $1.9 million for the third quarter of 2006, and were comprised of revenues earned from ACADIA’s collaborations with Sepracor Inc. and Allergan, Inc. as well as its agreements with other parties.

Research and development expenses totaled $16.9 million for the third quarter of 2007, including $805,000 in stock-based compensation, compared to $15.5 million for the third quarter of 2006, including $550,000 in stock-based compensation. The increase in research and development expenses was primarily due to increased costs associated with ongoing trials in ACADIA’s advanced clinical programs, including $655,000 in increased fees paid to external service providers, which totaled $9.7 million for the third quarter of 2007, and increased costs associated with expansion of ACADIA’s development organization.

General and administrative expenses totaled $2.9 million for the third quarter of 2007, including $441,000 in stock-based compensation, compared to $3.0 million for the third quarter of 2006, including $421,000 in stock-based compensation.

The results for the comparable quarter and nine month periods of 2006 included a gain of $4.0 million and $3.6 million, respectively, related to settlement of a civil action.

Third Quarter 2007 and Recent Highlights

•

ACADIA, in collaboration with Herbert Y. Meltzer, M.D., Professor of Psychiatry and Pharmacology and Director of the Psychosis Program at the Vanderbilt School of Medicine, is preparing to present data from its Phase II schizophrenia co-therapy trial with pimavanserin at the 46th Annual Meeting of the American College of Neuropsychopharmacology to be held in Boca Raton, Florida from December 9-13, 2007. Dr. Meltzer’s presentation will reflect data from the full analysis of this Phase II schizophrenia co-therapy trial. This analysis confirmed the robustness of the top-line results reported in March 2007 and provided additional data in support of the benefits of pimavanserin co-therapy when combined with a sub-maximal dose of risperidone.

•

ACADIA announced today that it will host an analyst/investor meeting in New York City on Friday, December 14, 2007. The event will feature a presentation of data from ACADIA’s Phase II schizophrenia co-therapy trial with pimavanserin together with presentations of ACADIA’s Phase III program with pimavanserin for Parkinson’s disease psychosis (PDP), its Phase II program with ACP-104 for schizophrenia, and other discovery and development activities.

•

ACADIA continues to enroll patients in its Phase IIb clinical trial with ACP-104. This double-blind, placebo-controlled trial is designed to evaluate the safety and efficacy of ACP-104 in approximately 250 patients with schizophrenia who are experiencing an acute psychotic episode. ACADIA expects to report top-line results from this trial during the third quarter of 2008.

•

ACADIA continues to enroll patients in its first pivotal Phase III trial with pimavanserin as a treatment for PDP. The double-blind, placebo-controlled trial is designed to evaluate the safety and efficacy of pimavanserin in approximately 240 patients with PDP. ACADIA expects to report top-line results from this trial during 2009.

•	ACADIA announced in July that it earned a milestone payment associated with Allergan’s initiation of an exploratory clinical study with a small molecule drug candidate for the treatment of glaucoma.

•	ACADIA was selected to be one of the inaugural companies in the new NASDAQ NeuroInsights Neurotech Index, which was launched on September 25, 2007.

Conference Call and Webcast Information

ACADIA management will review its third quarter results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-203-2528 for participants in the U.S. or Canada and 617-213-8847 for international callers (reference passcode 99836009). A telephone replay of the conference call may be accessed through November 19, 2007 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 54193185). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until November 19, 2007.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five mid-to-late stage clinical programs as well as a portfolio of preclinical and discovery assets directed at diseases with large unmet medical needs, including schizophrenia, Parkinson’s disease psychosis, sleep maintenance insomnia, and neuropathic pain. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to ACADIA’s plans to present clinical data, the progress and timing of ACADIA’s drug discovery and development programs, including clinical trials and the results therefrom, and the benefits to be derived from ACADIA’s drug candidates and preclinical programs, including pimavanserin and ACP-104. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of further trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2006 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Collaborative revenues	$1,957	$1,943	$5,972	$6,360
Operating expenses
Research and development (includes stock-based compensation of $805, $550, $2,414 and $1,417, respectively)	16,909	15,501	40,664	36,611
General and administrative (includes stock-based compensation of $441, $421, $1,188 and $1,141, respectively)	2,941	2,962	9,257	8,813
Provision for loss from (settlement of) litigation	—	(3,981)	—	(3,560)

Total operating expenses	19,850	14,482	49,921	41,864

Loss from operations	(17,893)	(12,539)	(43,949)	(35,504)
Interest income (expense), net	1,848	1,276	4,598	2,855

Loss before change in accounting principle	(16,045)	(11,263)	(39,351)	(32,649)
Cumulative effect of change in accounting principle	—	—	—	51

Net loss	$(16,045)	$(11,263)	$(39,351)	$(32,598)

Net loss per common share, basic and diluted
Before change in accounting principle	$(0.43)	$(0.38)	$(1.14)	$(1.20)
Cumulative effect of change in accounting principle	—	—	—	—

Net loss per common share, basic and diluted	$(0.43)	$(0.38)	$(1.14)	$(1.20)

Weighted average common shares outstanding, basic and diluted	36,946	29,732	34,619	27,277

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2007	December 31, 2006(1)
Assets
Cash, cash equivalents, and investment securities	$140,962	$83,255
Prepaid expenses, receivables and other current assets	3,989	2,528

Total current assets	144,951	85,783
Property and equipment, net	3,095	3,505
Other assets	300	256

Total assets	$148,346	$89,544

Liabilities and Stockholders’ Equity
Current liabilities	17,155	20,534
Long-term liabilities	1,457	1,851
Stockholders’ equity	129,734	67,159

Total liabilities and stockholders’ equity	$148,346	$89,544

(1)	The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.